Exhibit 10.5

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (“Agreement”) is entered into by Thomas R. Kloster (“Executive”) and Primus Telecommunications, Inc., a Delaware corporation (the “Company”), in order to resolve all matters between Executive and the Company relating to Executive’s employment.

WHEREAS, Executive is employed by the Company;

WHEREAS, Executive is not party to an employment agreement with the Company;

WHEREAS, Executive and the Company desire to memorialize an understanding with respect to certain matters between them, including without limitation any issues that would arise out of termination of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

17.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)	“Cause” shall mean engaging by Executive in intentional fraud or intentional breach of the Company’s ethics guidelines, as may be established by the Company.

(b)	“Constructive Termination” shall mean termination of employment following: (i) without Executive’s express written consent, a reduction of Executive’s status, position, duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such duties and responsibilities, (ii) without Executive’s express written consent, a reduction by the Company of Executive’s total compensation or potential to achieve such compensation and benefits as in effect immediately prior to such reduction; (iii) without Executive’s express written consent, the Relocation of Executive to a facility or a location which increases Executive’s one-way commute from Executive’s residence at the time of, and following, Relocation by more than fifty (50) miles; (iv) any purported termination of Executive by the Company which is not effected for Cause, other than by reason of Death or Disability; or (v) the failure of the Company to obtain the assumption of this Agreement by any successor in interest to the Company through sale of capital stock, merger, or otherwise, or if a sale of all or substantially all of the assets of the Company is made to an unrelated entity.

(c)	“Termination Date” shall mean:

(i) if Executive’s employment is terminated by the Company for Cause, the date of Executive’s receipt from the Company of written notice of termination for cause, or any later date specified therein, as the case may be;

(ii) if Executive’s employment is terminated as a result of a Constructive Termination or Executive’s voluntary resignation, the thirtieth (30th) day following the Company’s receipt from Executive of written notice of an event of Constructive Termination; provided, however that in event of a Constructive Termination such written notice shall set forth in reasonable detail why Executive believes a Constructive Termination occurred;

(iii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination or any other later date so specified;

(iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the thirtieth (30th) day after Executive receives written notice from the Company of its intention to terminate Executive’s employment due to a Disability; provided, however, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(d)	“Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions described herein as a result of any mental or physical disability or incapacity for a period of six (6) consecutive months. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(e)	“Relocation” shall mean Executive’s relocation of his residence and principal place of business from McLean, Virginia or the immediately surrounding area.

18.	Separation Arrangements.

(a)	Executive shall be entitled to payment of his base salary through the Termination Date. Any accrued vacation amount shall also be paid on the Termination Date. Executive agrees to submit to the Company any and all expenses, which are business-related and reimbursable to Executive by the Company, on or before thirty (30) days after the Termination Date.

(b)	In consideration of the obligations of Executive herein (including the release in section 3) and subject to Executive’s execution and failure to revoke this Agreement following the Termination Date:

(i) The Company shall continue to make periodic payments to Executive, in accordance with the Company’s regular payroll practices, of an amount equal to the higher of Executive’s base salary in effect as of December 31, 2008, or his base salary as of the Termination Date (the “Severance Salary”), beginning on the Termination Date and continuing for a period of twelve (12) months. Executive shall not have the right to make contributions to the Company’s 401(k) savings plan from the Severance Salary payments made under this section 2(b)(i).

(ii) The Company shall pay to Executive, in twelve (12) monthly installments, commencing on the last day of the calendar month following the Termination Date, and on the last day of the next eleven (11) succeeding months, an amount equal to one-twelfth of the higher of the annual bonus target in effect on December 31, 2008, or as of the Termination Date (the “Bonus Payment”); provided, however, that the combined total of Severance Salary and Bonus Payment paid to Executive after the Termination Date shall not exceed Six Hundred Fifty Thousand Dollars ($650,000.00).

(iii) Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for twelve (12) months following the Termination Date, as if he were still employed by the Company, and at the expiration of such twelve-month period, Executive shall be entitled to COBRA coverage.

(iv) All outstanding stock options, and other equity grants (including, without limitation, restricted stock, restricted stock units, and warrants) granted to Executive shall become 100% vested and shall be exercisable and otherwise payable in accordance with their term.

(v) All payments to Executive shall be less all amounts required or authorized to be withheld by applicable federal, state, or local law.

19.	Release of Claims. Upon the Termination Date and subject to this Agreement remaining in force and effect, Executive agrees to the following releases of claims:

(a)	Executive, for himself and his heirs, executors and administrators, voluntarily, knowingly and willingly agrees to release the Company, together with its direct and indirect parents, subsidiaries, affiliates, predecessors and successors and assigns, past and present directors, managers, officers, employees, agents, clients, accountants, attorneys, and servants (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages, expenses (including attorneys’ fees and costs) and liabilities of any nature whatsoever (“Claims”), known or unknown, suspected or unsuspected, which Executive, or his heirs, executors or administrators ever had, now have, or may hereafter claim to have against any of the Company Releasees arising out of or relating to: (i) any matter, cause or thing whatsoever arising from the beginning of time to the date of this Agreement, (ii) Executive’s employment relationship with the Company or any of the Company Releasees or the separations thereof including, but not limited to, any such rights or claims arising under any statute or regulation including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or the Delaware Equal Accommodations Law, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or (iii) any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive on the one hand and the Company on the other hand. Executive acknowledges that the amounts referred to in section 2 above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, agreement (oral or written), plan, policy or practice, past or present, of the Company; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair any rights Executive may have, from and after the date the release is executed, under this Agreement (collectively, the “Excluded Claims”).

(b)	Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(c)	Executive represents that he has no claims, complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

20.

Confidentiality. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data, including without limitation, designs, drawings, market share or financial data, or information relating to supplier agreements; inventions, trade secrets, or processes, relating or belonging to the Company, any of its predecessors, parents, subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company and/or its predecessors, parents, subsidiaries or affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

21.	Non-solicitation. During Executive’s employment with the Company and for the two (2) year period following the Termination Date, Executive agrees that Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce: (i) any employee of the Company or any of its parents, subsidiaries or affiliates (as defined by the Company) to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee; or (ii) any customer of the Company or any of its predecessors, parents, subsidiaries or affiliates with whom Executive had contact during Executive’s employment, to purchase goods or services then sold by the Company or any of its parents, subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

22.	Non-competition. Executive acknowledges that during the course of Executive’s employment with the Company and/or its predecessors, parents, subsidiaries or affiliates, Executive has had access to and knowledge of confidential and proprietary information belonging to the Company and/or its predecessors, parents, subsidiaries or affiliates, and that Executive’s services are of a unique nature and are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company and/or its parents, subsidiaries or affiliates. Accordingly, during Executive’s employment and for the one (1) year period following the Termination Date, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the telecommunications service industry which is a clear and direct competitor as any business in which the Company or any of its parents, subsidiaries or affiliates is engaged on the Termination Date or in which they have proposed, on or prior to such date, to be engaged in on or after such date, and in which Executive has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the Termination Date, in any locale of any country in which the Company or any of its parents, subsidiaries or affiliates conducts business. This section 6 shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in section 501(c) of the Internal Revenue Code.

23.	Continued Cooperation. Executive acknowledges that Company may need to consult with Executive from time to time on a reasonable basis after the Termination Date on matters relating to the business of the Company or that Executive had worked on prior to the Termination Date. Executive agrees to continue to cooperate with Company and to provide any such information or consultation as is reasonably requested and compensated by the Company.

24.

Reasonableness. Executive acknowledges that the restrictions contained in sections 4, 5, 6, and 7 are reasonable and necessary to protect the legitimate interests of the Company, its parent, subsidiaries and its affiliates, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. By executing this Agreement, Executive represents that Executive’s experience and capabilities are such that the restrictions contained in sections 4, 5, 6, and 7 will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult with legal counsel of Executive’s choosing in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel. In the event the provisions of this paragraph 4 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

25.	No Admission of Wrongdoing. This Agreement is not an admission that the Company has any liability to Executive, or of any wrongdoing by the Company. The Company denies any liability of any kind to Executive.

26.	Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

27.	Choice of Law. The parties agree that Delaware law shall govern in the interpretation of this agreement, and that in the event of any suit or any other action arising out of or relating to this Agreement, the court shall apply the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law.

28.	Modification Only By Written Agreement. This Agreement may not be changed in any way except in a written agreement signed by both Executive and an authorized representative of the Company.

29.	Knowing and Voluntary. Executive has carefully read and fully understands all of the provisions of this Agreement; knows and understands the rights Executive is giving up by signing this Agreement; and has entered into the Agreement knowingly and voluntarily. Executive further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and Executive is entering into this Agreement without reliance upon any statement or representation by any of the Company Releasees or any other person, concerning any fact material hereto.

30.	Severability. It is the desire and intent of Executive and the Company that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement, except for the provisions of section 2, shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

31.	Binding Agreement. Executive and the Company represent that this Agreement shall be a binding and valid obligation of each party. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns and to Executive and his heirs.

32.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In addition, a scanned or faxed signature page shall be deemed equivalent to an original signature page.

PLEASE READ CAREFULLY

THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS OF AGE DISCRIMINATION;

EXECUTIVE IS WAIVING CLAIMS IN EXCHANGE FOR MONEY AND/OR BENEFITS TO WHICH HE OR SHE IS NOT ALREADY FULLY ENTITLED; AND

EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT.

Thomas R. Kloster	Date

K. Paul Singh,	Date
For Primus Telecommunications, Inc.